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EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Dividend Capital Total Realty Trust Inc.:

We consent to the use of our report dated April 19, 2006, with respect to the consolidated balance sheets of Dividend Capital Total Realty Trust Inc. and subsidiary as of December 31, 2005 and May 4, 2005, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from April 11, 2005 (inception) to December 31, 2005, included herein and to the reference to our firm under the heading 'Experts' in the prospectus.

                                    /s/ KPMG LLP

Denver, Colorado
November 21, 2006

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM